Exhibit 23.1b

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our report dated March 14, 2008, except for Note 25, as to which the date is March 25, 2008, with respect to the consolidated financial statements of FGIC Corporation and Subsidiaries included as Exhibit 99.2 in Amendment No. 1 to The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007.

Registration Statement Number	On Form

333-123049	S-8

333-32190	S-8

333-47473	S-8

333-63122	S-8

333-66829	S-8

333-76742	S-8

333-81679	S-8

033-99378	S-8

333-48035	S-3

333-67125	S-3

333-29777	S-4

333-102761	S-8

333-107747	S-3

333-110044	S-3

333-130103	S-8

333-130102	S-8

033-92636	S-8

333-133095	S-3

333-136727	S-8

/s/ Ernst & Young LLP
New York, NY
March 26, 2008